Exhibit 19.1

HUT 8 CORP.

INSIDER TRADING POLICY

Last Updated: February 23, 2026

I.	PURPOSE

In the course of conducting the business of Hut 8 Corp. (together with its subsidiaries, the “Company”), you may come into possession of material information about the Company or other entities that is not available to the investing public (referenced herein as “material nonpublic information,” as explained in greater detail below). You have a legal and ethical obligation to maintain the confidentiality of material nonpublic information. Generally, it is illegal to trade in securities of the Company, any of its affiliates, including American Bitcoin Corp. (“ABTC”) or certain other entities (such as collaborators, customers, vendors, suppliers and other business partners or associates of the Company) while you are in possession of material nonpublic information about the Company, ABTC or that other entity obtained in the course of your position with the Company.

The Company’s Board of Directors (the “Board”) has adopted this Insider Trading Policy (this “Policy”) in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company. It is also Company policy to comply with applicable securities laws concerning trading in Company securities on the Company’s behalf.

II.	PERSONS SUBJECT TO THIS POLICY

The procedures and restrictions set forth in this Policy apply to all Company officers, directors and employees, wherever located. The Company also may determine that other persons, such as contractors or consultants, who have access to material nonpublic information should be subject to this Policy. This Policy also applies to family members, such as spouses, minor children, adult family members who share the same household, and any other person or entity whose securities trading decisions are influenced or controlled by the officer, director or employee (collectively, “Related Insiders”). For additional information regarding post-termination transactions, see Section XII of this Policy.

III.	TRANSACTIONS SUBJECT TO THIS POLICY

This Policy applies to transactions in common stock, preferred stock, bonds and other debt securities, options to purchase common stock, convertible debentures and warrants, as well as derivative securities whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. See Sections VII, “Special Transactions” and IX, “Prohibited Transactions” of this Policy for further discussion of certain types of securities and transactions.

IV.	INDIVIDUAL RESPONSIBILITY

Each person subject to this Policy is individually responsible for complying with this Policy and ensuring the compliance of any Related Insiders whose transactions are subject to this Policy. Accordingly, you should make your Related Insiders aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for purposes of this Policy and applicable securities laws concerning trading while in possession of material nonpublic information as if the transactions were for your own account.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

V.	MATERIAL NONPUBLIC INFORMATION

What is Material Information? Under Company policy and United States federal securities laws, information is material if:

●	there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or
●	the information, if made public, likely would affect the market price of a company’s securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative.

Depending on the facts and circumstances, information that could be considered material includes, but is not limited to, information pertaining to the following:

●	earnings announcements or guidance, or changes to previously released announcements or guidance;
●	other unpublished financial results and forecasts;
●	expansion or curtailment of operations and business disruptions;
●	a significant cybersecurity incident or risk;
●	pending or threatened significant litigation, sanctions, regulatory or government action, or the resolution thereof;
●	a pending or proposed merger, acquisition, tender offer, joint venture, restructuring or change in assets;
●	the sale of significant assets or of a significant subsidiary;
●	changes in analyst recommendations or debt ratings;
●	events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of securityholders or an offering of additional securities or other changes to the capital structure of the Company);
●	changes in control of the Company or extraordinary management developments;
●	extraordinary borrowing or other financing transactions out of the ordinary course;
●	liquidity problems or impending bankruptcy; or

●	changes in auditors or auditor notification that the Company may no longer rely on an audit report.

What is Nonpublic Information? Information is considered to be nonpublic unless it has been adequately disclosed to the public. This means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.

It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. You should presume that information is nonpublic, unless you can point to the official release of that information by the Company in at least one of the following ways:

●	publicly available filings with the U.S. Securities and Exchange Commission (the “SEC”) or securities regulatory authorities;
●	issuance of press releases via a major newswire; or
●	posting the information on the Company’s website at www.hut8.com and/or social media feeds.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of material nonpublic information should refrain from any trading activity for a reasonable period of time following its official release for the markets to react to the information and so investors have had time to buy or sell based on the information.

Twenty-Twenty Hindsight. If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the Chief Legal Officer or his or her designee.

VI.	“TIPPING” MATERIAL NONPUBLIC INFORMATION IS PROHIBITED

In addition to trading while in possession of material nonpublic information, it is also a violation of this Policy to provide such information to another (“tipping”) who may trade or to advise another to trade on the basis of such information. It is a violation of law to do so if a trade then occurs, and insider trading liability may be extended to the tipper. This Policy applies regardless of whether the person or entity who receives the information, the “tippee,” is related to you and regardless of whether you receive any monetary benefit from the tippee.

VII.	SPECIAL TRANSACTIONS

The trading restrictions in this Policy do not apply in the case of the following transactions, except as specifically noted:

A.	Stock Option Exercises

The trading restrictions in this Policy do not apply to exercises of: (i) stock options where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e., a net exercise or where cash is paid to exercise the option) or (ii) if applicable, a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to subsequent sales of Company common stock received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes. In addition, the Company reserves the right to limit or restrict stock option exercises or tax withholdings not made pursuant to standing elections in appropriate circumstances.

B.	Restricted Stock Awards and Restricted Stock Units

The trading restrictions in this Policy do not apply to (i) the vesting of restricted stock or the settlement of restricted stock units, or (ii) if applicable, the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or settlement of any restricted stock units. The trading restrictions do apply, however, to any market sale of restricted stock or sale of Company common stock received upon the settlement of restricted stock units, including when the proceeds are used to fund the taxes related to the settlement.

C.	Other Similar Transactions

Any other purchase of Company securities directly from the Company or sales of Company securities directly to the Company may be exempted from the trading restrictions of this Policy with approval of the Chief Legal Officer or the Board.

VIII.	GIFTS OF SECURITIES

Gifts of securities may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. Whether a gift of securities is a transaction that should be avoided while the person making the gift is aware of material nonpublic information or is subject to a blackout period may depend on various circumstances surrounding the gift. Accordingly, you are required to obtain pre-clearance of the gift as outlined in Section XIV of this Policy.

IX.	PROHIBITED TRANSACTIONS

Due to the heightened legal risk associated with the following transactions, the individuals subject to this Policy may not engage in the following without the prior approval of the Board:

A.	Publicly-Traded Options

You may not trade in options, warrants, puts and calls or similar instruments on Company securities. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or other employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives.

B.	Short Sales

You may not engage in short sales of Company securities. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.

C.	Margin Accounts and Pledges

Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, you may not hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan.

D.	Hedging Transactions

You may not engage (directly or indirectly) in hedging transactions, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. Hedging transactions include (but are not limited to) collars, equity swaps, exchange funds and prepaid variable forward sale contracts. Hedging transactions may allow a director, officer or other employee to continue to own Company securities, but without the full risks and rewards of ownership. This may lead to the director, officer or other employee no longer having the same objectives as the Company’s other shareholders.

E.	Standing and Limit Orders

You may not place standing or limit orders on Company securities, unless executed as part of an approved Rule 10b5-1 Plan discussed in Section X of this Policy. Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when you possess material nonpublic information.

X.	RULE 10B5-1 TRADING PLANS

Notwithstanding the prohibition against insider trading, SEC Rule 10b5-1 provides an affirmative defense against insider trading liability under Rule 10b-5. A person subject to this Policy can rely on this defense and trade in Company securities, regardless of their awareness of material nonpublic information, if the transaction occurs pursuant to a pre-arranged written trading plan (“Rule 10b5-1 Plan”) that was entered into when the person was not in possession of material nonpublic information and that complies with the requirements of Rule 10b5-1. Directors and officers subject to Section 16 of the Securities Exchange Act of 1934 (collectively, “Section 16 Insiders”) should be aware that the Company will be required to make quarterly disclosures regarding all Rule 10b5-1 Plans entered into, amended or terminated by Section 16 Insiders and to include the material terms of such plans, other than pricing information.

The following requirements apply to all Rule 10b5-1 Plans:

A.	Prior Approval

Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 Plan must submit the Rule 10b5-1 Plan to the Chief Legal Officer or an alternative approver designated by the Chief Legal Officer (or, in the case of the Chief Legal Officer, to the Chief Executive Officer) for approval at least five business days prior to the planned entry into the Rule 10b5-1 Plan. In addition, prior approval is required for any amendment or early termination of an effective Rule 10b5-1 Plan.

B.	Entry into a Plan

A director or employee may enter into a Rule 10b5-1 Plan only at a time when he or she is not in possession of material nonpublic information regarding the Company or its securities and when a blackout period is not in effect under this Policy. Each plan must include a representation that, as of the date of adoption of the plan, the individual is not aware of any material nonpublic information about the Company or its securities, and that the plan is being adopted in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

C.	Waiting Period

The waiting periods from the time a plan is adopted until the time of the first trade under the plan must comply with requirements of Rule 10b5-1. Under Rule 10b5-1, plans established by Section 16 Insiders must include a waiting period consisting of the later of (i) 90 days after the adoption of the plan, or (ii) the period ending two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted that discloses the Company’s financial results (but in any event, this waiting period is subject to a maximum of 120 days after adoption of the plan). For all other individuals, the waiting period shall be 30 days after adoption of the plan.

D.	Multiple Plans

Generally speaking, an individual entering into a Rule 10b5-1 Plan may have only one plan in place at any time. An exception to this restriction applies for certain separate plans with different brokers that would be treated as a single “plan” such as when a person holds Company securities in multiple brokerage accounts. Additionally, an individual may enter into one later-commencing plan so that the waiting period of the later plan can begin to run while an existing plan is in place, provided that the individual does not early terminate the first plan, in which case a full waiting period from the time of such termination must occur. Lastly, individuals may have an additional plan providing only for eligible sell-to-cover transactions, where the plan provides for sales of securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory stock award.

E.	Single Transaction

Rule 10b5-1 prohibits more than one plan in any 12-month period that is designed to effect a single transaction. Single transaction plans are generally discouraged.

F.	Amendments

Amendments to Rule 10b5-1 Plans will be permitted only at a time when: (i) the director or employee is not in possession of material nonpublic information and (ii) a blackout period is not in effect under this Policy. Furthermore, any amendment relating to the amount, price or timing of the purchase or sale of securities will be subject to the same waiting periods as would be applicable to a new plan, as described above.

G.	Termination

A Rule 10b5-1 Plan may be terminated with the prior consent of the Chief Legal Officer or an alternative approver designated by the Chief Legal Officer (or, in the case of the Chief Legal Officer, the Chief Executive Officer). Terminating a Rule 10b5-1 Plan is strongly discouraged because it may call into question whether the plan was entered into and operated in good faith and not as part of a plan or scheme to evade the insider trading rules, which could affect the availability of the Rule 10b5-1 affirmative defense.

H.	Outside Trades

Adoption of a Rule 10b5-1 Plan does not preclude trading outside of the plan that otherwise is in accordance with this Policy. However, directors and employees should be cognizant of the fact that the Rule 10b5-1 affirmative defense will not apply to such trades outside a Rule 10b5-1 Plan. In addition, under Rule 10b5-1, the director or employee may not have further influence over whether, when or how the trades under the plan are made once the plan is put in place, and therefore their trading outside of the plan must not have direct or indirect influence on the trading instructions under the plan. In other words, securities subject to the plan (e.g., shares underlying unexercised stock options) should not be purchased or sold outside the plan.

I.	Section 16

Each Section 16 Insider understands that the approval or adoption of a Rule 10b5-1 Plan in no way reduces or eliminates such person’s obligations under Section 16 of the Securities Exchange Act of 1934, including such person’s disclosure and short-swing trading liabilities thereunder as described in Section XV of this Policy. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan. In addition, each Section 16 Insider must agree to cooperate with the Company in any reporting of the Rule 10b5-1 Plan in the Company’s SEC filings.

XI.	REPORTING VIOLATIONS/SEEKING ADVICE

You should refer suspected violations of this Policy to the Chief Legal Officer or through the reporting procedures set forth in the Company’s Code of Conduct and/or Whistleblower Policy. In addition, if you:

●	receive material nonpublic information that you are not authorized to receive or that you do not need to know to perform your employment responsibilities; or
●	receive confidential information and are unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation,

you should not share it with anyone. To seek advice about what to do under those circumstances or any others relating to this Policy, you should contact the Chief Legal Officer. Consulting your colleagues may have the effect of exacerbating the problem, as containment of the information, until the legal implications of possessing it are determined, is critical.

XII.	POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in Company securities even after a person’s service with the Company is terminated. If a person is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material. Questions or concerns on whether any continuing nonpublic information remains material should be directed to the Chief Legal Officer.

The pre-clearance procedures specified in this Policy will cease to apply to transactions in Company securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of termination of service. However, if you are a Section 16 Insider, you will continue to be subject to potential short-swing liability for any post-termination transactions conducted for a period of up to six months following such termination of service, as described in greater detail in Section XV of this Policy.

XIII.	BLACKOUT PERIODS

All persons subject to this Policy and their Related Insiders are subject to the following blackout periods, during which they may not trade in the Company’s securities (except by means of pre-arranged Rule 10b5-1 Plans established in compliance with this Policy).

Quarterly Blackout Period.  Because the announcement of the Company’s quarterly financial results will almost always have the potential to have a material effect on the market for the Company’s securities, you may not trade in the Company’s securities during the period beginning on the last day of the last month of the quarter and ending after the first full business day following the release of the Company’s earnings that quarter.

Interim Earnings Guidance Blackout.  The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

Event-Specific Blackout. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. The existence of an event-specific blackout will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Chief Legal Officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

NOTE: Even if a blackout period is not in effect, at no time may you trade in Company securities if you are in possession of material nonpublic information about the Company. The failure of the Chief Legal Officer to notify you of an event-specific blackout will not relieve you of the obligation not to trade while in possession of material nonpublic information.

XIV.	PRE-CLEARANCE PROCEDURES

Persons subject to this Policy and their Related Insiders may not engage in any transaction involving the Company’s securities (including the exercise of stock options, gifts, loans, contributions to a trust or any other transfers) without first obtaining pre-clearance of the transaction from the Chief Legal Officer or an alternative approver designated by the Chief Legal Officer (or, in the case of the Chief Legal Officer, the Chief Executive Officer). Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Approval of a trade or plan does not imply that it is legal or appropriate, and the Company, the Chief Legal Officer, and all other officers, directors, and employees assume no liability for the legality or outcome of any transaction or plan you undertake.

Clearance of a transaction must be re-requested if the transaction order is not placed within two business days of obtaining pre-clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. Neither the Company nor the Chief Legal Officer are responsible for any delay in reviewing, or any decision to deny, requests for pre-clearance of a trade or trading plan.

When requesting pre-clearance, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Chief Legal Officer. Section 16 Insiders should also indicate whether they have effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or 5, if applicable. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if advisable, at the time of any sale. See Sections XV and XVI of this Policy for more information.

Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to a pre-arranged Rule 10b5-1 Plan adopted in accordance with the requirements of this Policy. Pre-clearance also is not required for the “Special Transactions” to which the Policy does not apply, subject to certain exceptions described in Section VII of this Policy.

XV.	SECTION 16 REPORTING AND SHORT-SWING LIABILITY

In addition to the blackout periods and pre-clearance requirements described above, all Section 16 Insiders (and their Related Persons) are subject to the reporting requirements and other restrictions described in this section.

A.	Section 16(a) Reporting Requirements

Section 16(a) of the Securities Exchange Act of 1934 requires Section 16 Insiders to file reports with the SEC regarding their holdings and transactions involving the Company’s equity securities, including any “derivative securities” such as options, restricted share units, warrants, convertible securities and stock appreciation rights. These reports must also reflect any indirect ownership by Section 16 Insiders, including all holdings and transactions by their Related Persons. Generally, a Form 3 must be filed within 10 calendar days of initially becoming a Section 16 Insider and any subsequent transactions must be reported on a Form 4 filed within two business days. The Company is required to disclose in its Annual Report on Form 10-K and Proxy Statement any delinquent filings made by Section 16 Insiders.

Although the responsibility for filing these reports rests with the individual Section 16 Insider, the Legal Department can prepare these forms for you if you provide a detailed notification (including the date of the transaction, the number of shares involved, and the price) immediately upon the occurrence of any reportable transaction. This is in addition to your obligation to pre‐clear all transactions as described in Section XIV of this Policy.

B.	Short-Swing Trading Profits

Section 16 Insiders are also subject to trading restrictions under Section 16(b), which generally requires any “short swing profits” from non‐exempt sales and purchases of equity securities of the Company within six months of each other be forfeited to the Company. Open market purchases and sales, including the sale of shares acquired upon exercise of Company stock options or upon the vesting of restricted stock unit awards, are examples of non‐exempt transactions. This rule applies even if there is no actual profit as long as there are a non‐exempt sale and a non‐exempt purchase at a lower price in any six-month period, even if the purchase occurs after the sale.

Certain, but not all, transactions under the Company’s compensation plans are exempt for Section 16(b) purposes. Because of the complicated and serious nature of these provisions, Section 16 Insiders are required to request pre-clearance prior to conducting any transaction in equity securities of the Company, as described in Section XIV of this Policy.

XVI.	FORM 144 FILING REQUIREMENTS

Section 16 Insiders may be deemed to be “affiliates” under federal securities laws and are therefore required to sell Company securities only in compliance with Rule 144 under the Securities Act of 1933. Generally, this means that directors and executive officers may only sell the Company’s common stock under the volume limitations of Rule 144 and in unsolicited brokers’ transactions or directly to a market maker, or otherwise in a transaction exempt from the registration requirements of the federal and state securities laws. Also, if the sales price exceeds $50,000 or the transaction involves the sale of more than 5,000 shares, affiliates relying on Rule 144 to sell Company equity securities must file a Form 144 with the SEC at the time the sell order is placed with the broker or the sale to the market-maker is executed.

In the case of sales made in the open market, brokers are generally familiar with Rule 144 requirements and will work with the Section 16 Insider to file an appropriate Form 144 if necessary. However, compliance with Rule 144 is the responsibility of the individual Section 16 Insider, so you should check with your broker to make sure the Rule 144 requirements are being satisfied.

Rule 144 also applies in the case of a private sale of equity securities of the Company to another person, so if you are a Section 16 Insider, you should review these transactions with your attorney to ensure Rule 144 compliance. In addition, other employees who may be eligible for Rule 144 and choose to sell or dispose of securities of the Company pursuant to Rule 144 will need to comply with requirements of Rule 144, including filing of notice of sale on Form 144.

XVII.	INDIVIDUAL RESPONSIBILITY AND PENALTIES FOR VIOLATIONS

The responsibility for adhering to this Policy and avoiding unlawful transactions rests with you as an individual. If at any time you should have any questions about this Policy, its application to any proposed transaction, or whether the transaction might be in conflict with applicable securities laws, you should reach out to the Chief Legal Officer to obtain additional guidance.

Violations of securities laws are serious matters that may result in significant penalties. Directors, officers, and employees who violate this Policy, including engaging in insider trading or other related misconduct, will be subject to appropriate disciplinary action, up to and including termination of employment, or in the case of directors, a request to resign. Both the Company and the individuals involved may also incur significant civil or criminal liability, as well as reputational harm and adverse publicity.

In the United States and many other countries, insider trading is subject to severe civil and criminal penalties, including injunctive relief, disgorgement of profits made or losses avoided, and imprisonment. Liability may extend to both tippers and tippees, including remote tippees (i.e., others who may have been tipped by the tippee). If you are located or engaged in dealings outside the U.S., be aware that laws regarding insider trading and similar offenses differ from country to country. Employees must abide by the laws in the country where located, however, you are required to comply with this Policy even if local law is less restrictive. If a local law conflicts with this Policy, you must consult the Chief Legal Officer.

XVIII.	ADMINISTRATION

All directors, officers and other employees subject to the procedures set forth in this Policy must acknowledge their understanding of, and intent to comply with, this Policy in such manner as determined by the Company. The Board may, from time to time, permit departures from the terms hereof, either prospectively or retrospectively, and no provision contained herein is intended to give rise to civil liability to shareholders, competitors, employees or other persons, or to any other liability whatsoever.

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